Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
1996 VOTING CUMULATIVE PREFERRED STOCK
OF
QUEST DIAGNOSTICS INCORPORATED

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Quest Diagnostics Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.	On November 25, 1996, the Corporation authorized 1,000 shares of 1996
Voting Cumulative Preferred Stock, par value $1.00 per share, (the “Cumulative Preferred Stock”) by filing a Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware. All 1,000 shares of the Cumulative Preferred Stock were issued.

2.	All 1,000 outstanding shares of the Cumulative Preferred Stock have been purchased or otherwise acquired by the Corporation and the Board of Directors of the Corporation has adopted resolutions retiring all of the shares of the Cumulative Preferred Stock so purchased or otherwise acquired.

3.	The terms of the Cumulative Preferred Stock prohibit their reissuance as such by providing that any shares of the Cumulative Preferred Stock that have been purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled and shall become authorized but unissued shares of Preferred Stock, par value $1.00 per share, of the Corporation (the “Preferred Stock”) undesignated as to series and may be reissued as a part of a new series of Preferred Stock.

4.	Accordingly, pursuant to the provisions of Section 243(b) of the General
Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Restated Certificate of Incorporation of the Corporation shall be amended so as to eliminate therefrom all reference to the Cumulative Preferred Stock. This Certificate of Retirement shall not affect the total number of authorized shares of capital stock of the Corporation or the total number of authorized shares of Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Retirement to be signed by its duly authorized officer this 9th day of August, 2012.

QUEST DIAGNOSTICS INCORPORATED

By:    /s/ William J. O’Shaughnessy, Jr.
Name:    William J. O’Shaughnessy, Jr.
Title:    Secretary